Exhibit 99.1

For Immediate Release

Spire Reports 2016 Results
Raises dividend 7.1 percent

ST. LOUIS (November 15, 2016) - Spire Inc. (NYSE: SR) today reported operating results for its fiscal 2016 full year and fourth quarter ended September 30. Highlights include:

•	Annualized dividend increased by 7.1 percent to $2.10 per share

•	Fiscal 2016 diluted earnings per share of $3.24, up from $3.16 in fiscal 2015

•	Fiscal 2016 net economic earnings* (NEE) per share of $3.42, up 7.2 percent from prior year

•	Fiscal 2017 NEE per share expected to be $3.50 - $3.60

“2016 was another banner year for the growth of our company. We became Spire in April to better deliver on our promises to our customers, communities and shareholders,” said Suzanne Sitherwood, president and chief executive officer of Spire. “We now stand for both the energy we deliver and what that energy makes possible. We’re investing in and growing our gas companies, achieving new levels of infrastructure upgrades and safety performance. We’re modernizing our gas assets through our work on our Spire STL Pipeline project. We’re expanding the reach of our energy in Alabama and Mississippi with the acquisition of Mobile Gas and Willmut Gas, and we welcome these 103,000 customers and the dedicated employees who serve them to the Spire family. Based on the strength of our 2016 performance and expected growth in 2017, Spire’s board of directors raised the quarterly dividend by 7.1 percent to $0.525 per share.”

Fiscal 2016 Results	Years ended September 30,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$160.3	$150.4	$3.67	$3.47
Gas Marketing	6.4	4.2	0.15	0.10
Other	(17.6)	(16.3)	(0.40)	(0.38)
Total	$149.1	$138.3	$3.42	$3.19
Acquisition-related pre-tax costs and increase in shares	(9.2)	(9.8)	(0.27)	(0.23)
Gain on sale of property, pre-tax	—	7.6	—	0.18
Fair value adjustments, pre-tax	1.5	—	0.03	—
Income tax effect of adjustments	2.8	0.8	0.06	0.02
Net Income	$144.2	$136.9	$3.24	$3.16

Average Shares Outstanding in Millions			44.3	43.3
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

For fiscal 2016, we reported consolidated net income of $144.2 million (or $3.24 per diluted share) compared to $136.9 million (or $3.16 per diluted share) for the prior year. NEE for fiscal 2016 was $149.1 million (or $3.42 per share) up from $138.3 million (or $3.19 per share) a year ago, representing a 7.2 percent increase in earnings per share. NEE excludes from net income the effect of unrealized gains and losses on energy-related derivatives, as well as the impacts of acquisition, divestiture and restructuring activities including expenses, financing impacts and operating results associated with the acquisition of Mobile Gas and Willmut Gas, and the integrations of Alabama Gas Corporation (Alagasco) and Missouri Gas Energy (MGE).
Fiscal 2015 net income included the benefit of a gain on sale of property totaling $7.6 million pre-tax ($4.7 million or $0.11 per share after tax). NEE for 2015 excluded this gain on sale of property.
Gas Utility
The Gas Utility segment includes the regulated gas distribution operations of our five utilities - Laclede Gas and MGE (collectively the Missouri Utilities), Alagasco, and recently acquired Mobile Gas and Willmut Gas (collectively EnergySouth). For fiscal 2016, Gas Utility net income was $159.0 million compared to $153.3 million in the prior year, which included the gain on sale of property noted earlier. Segment NEE for the year was $160.3 million, up from $150.4 million in 2015, reflecting lower operating costs which more than offset higher depreciation expense and higher income taxes.
Segment operating margin (non-GAAP; see “Operating Margin and Reconciliation to GAAP”) increased by $2.3 million, including $2.2 million from the addition of EnergySouth. In addition, operating margin reflects $13.8 million higher Infrastructure System Replacement Surcharge (ISRS) revenues at the Missouri Utilities, and $4.5 million in lower regulatory adjustments in Alabama. These positive factors were largely offset by an $18.0 million impact from lower sales volumes due to warmer winter temperatures. Excluding the $7.6 million pre-tax gain in fiscal 2015, other operation and maintenance expenses were lower in fiscal 2016 by $20.7 million, reflecting the warmer weather during the heating season which resulted in lower bad debt expense and lower employee-related costs. Depreciation and amortization rose by $7.0 million reflecting increased capital investment including infrastructure upgrades.
Gas Marketing
The Gas Marketing segment includes the results of Laclede Energy Resources, which provides natural gas marketing services across the country with its core footprint being in the central U.S. Net income for the segment was $7.1 million for fiscal 2016 compared to $4.1 million a year ago. NEE was $6.4 million, up from $4.2 million in the prior year, driven by increased volumes and earnings from storage activities.
Other
Other non-utility operations and corporate costs were $21.9 million for fiscal 2016 and $20.5 million for 2015. The costs consist mainly of interest expense on debt issued to finance the acquisitions of Alagasco and EnergySouth. Interest expense increased due to higher rates on floating-rate debt. On a net economic earnings basis, which excludes the interest on debt issued for the EnergySouth acquisition in 2016, these costs were $17.6 million in fiscal 2016 and $16.3 million in the prior year.

Quarterly Results	Three months ended September 30,
	(Millions)		(Per Diluted Share)
	2016	2015	2016	2015
Net Economic Earnings (Loss)* by Segment
Gas Utility	$(10.2)	$(12.4)	$(0.23)	$(0.29)
Gas Marketing	1.9	1.2	0.04	0.03
Other	(5.8)	(4.9)	(0.13)	(0.11)
Total	$(14.1)	$(16.1)	$(0.32)	$(0.37)
Acquisition-related pre-tax costs and increase in shares	(4.1)	(3.3)	(0.08)	(0.08)
Fair value adjustments, pre-tax	4.1	(0.9)	0.09	(0.02)
Income tax effect of adjustments	(0.1)	1.6	—	0.04
Net Income (Loss)	$(14.2)	$(18.7)	$(0.31)	$(0.43)

Average Shares Outstanding in Millions			45.7	43.3
* Non-GAAP, see “Net Economic Earnings and Reconciliation to GAAP.”

Our Gas Utility business is seasonal in nature, with earnings concentrated during the winter heating season. As a result, Spire typically reports a loss in the fiscal fourth quarter ended September 30. For the fourth quarter of fiscal 2016, we reported a consolidated net loss of $14.2 million ($0.31 per share) compared to a loss of $18.7 million ($0.43 per share) in the prior year period. On an NEE basis, we reported a loss of $14.1 million ($0.32 per share) compared to a loss of $16.1 million ($0.37 per share) a year ago. The smaller loss reflects improved results in both Gas Utility and Gas Marketing, partially offset by higher costs in Other.
Gas Utility
The Gas Utility segment reported a net loss of $10.6 million for the fourth quarter of fiscal 2016, compared to a loss of $13.2 million for the same period a year ago. The NEE loss for the segment was $10.2 million compared to $12.4 million in the prior year. The decrease in the seasonal loss reflects an increase in operating margin, partially offset by higher expenses. Operating margin increased by $2.2 million on the inclusion of margin from EnergySouth, as higher ISRS revenues for the Missouri Utilities were somewhat offset by higher net regulatory adjustments for Alagasco. Other operation and maintenance expenses of $99.8 million for the quarter were up $0.7 million, reflecting higher outside services costs and higher employee-related expenses, partially offset by lower bad debt expense. Depreciation and amortization expenses increased by $2.2 million from last year reflecting higher capital investment including infrastructure upgrades.
Gas Marketing
Fourth quarter fiscal 2016 net income for the Gas Marketing segment was $4.3 million, up from $0.6 million in the prior-year period, reflecting increased volumes and earnings from storage activities as well as more favorable fair value adjustments. NEE, which excludes the fair value adjustments, increased to $1.9 million from $1.2 million a year ago.
Other
Other non-utility operations and corporate costs were $7.9 million in the fourth quarter of 2016 and $6.1 million in the year-ago period. A significant portion of these costs are related to interest expense on debt issued to finance the acquisitions of Alagasco and EnergySouth, which increased due to higher rates on floating-rate debt. On an NEE basis, which excludes interest on debt for the EnergySouth acquisition, fourth quarter costs were $5.8 million in 2016 and $4.9 million a year ago.

Balance Sheets and Cash Flows
We continue to maintain a strong capital structure with ample liquidity. At September 30, 2016, we had a long-term capitalization of 49.6 percent equity, which fully includes the debt and equity financing for the EnergySouth acquisition discussed below. We had a comparable equity capitalization a year ago. Short-term borrowings outstanding at September 30, 2016 were $398.7 million compared to $338.0 million a year ago. These levels of short-term debt are in line with our typical seasonal borrowing needs. We have significant capacity to meet our anticipated capital needs heading into the winter heating season.
Our balance sheet at September 30, 2016 reflects the acquisition of EnergySouth effective September 12, 2016, including the allocation of the $344 million purchase price to tangible and intangible assets and the assumption of certain liabilities including $67 million of long-term debt. During the fourth quarter, we completed a private placement of $165 million in unsecured senior notes as part of the funding for the EnergySouth acquisition. In May, we completed an equity offering of 2.2 million shares generating gross proceeds of $138 million.
Net cash provided by operating activities was $328.3 million for the year ended September 30, 2016, compared to $322.4 million for fiscal 2015. The increase was primarily driven by smaller increases in working capital, partially offset by a decrease in collections under the purchased gas cost riders in Missouri and Alabama.
Capital expenditures for fiscal 2016 were $293.3 million compared to $289.8 million in the prior year. Our capital program continues to focus on investment in infrastructure upgrades for the Missouri Utilities and Alagasco.
For additional details on Spire’s results for the fourth quarter and full year of fiscal 2016, please see the accompanying unaudited Consolidated Statements of Income, unaudited Condensed Consolidated Balance Sheets, and unaudited Condensed Consolidated Statements of Cash Flow.
Spire STL Pipeline
As described when we first announced the project in February, we are moving forward with the Spire STL Pipeline, an approximately 70-mile supply pipeline that will enhance reliability and the diversity of our physical transport portfolio while providing access to lower-cost shale gas from the Marcellus/Utica producing regions. In July, we secured acceptance of our project into the pre-filing process at the Federal Energy Regulatory Commission (FERC). In August, we completed an open season to solicit commercial interest in capacity on the pipeline, and held open houses with members of affected communities and landowners. Work is underway on environmental assessments, route refinements and other requirements for the filing of our certificate application with FERC in January 2017 seeking approval for the project. Our schedule continues to reflect an expected fiscal 2019 in-service date. The cost of the project is now anticipated to be in the range of $190 - $210 million based upon updated cost estimates.
Laclede Gas expects to be a foundation shipper with a contractual commitment of 350 MMcf/d out of the total capacity of 400 MMcf/d.

Earnings Guidance and Outlook
We expect fiscal 2017 NEE to be in the range of $3.50 - $3.60 per fully diluted share. We re-affirm our annual long-term NEE per share growth target of 4 - 6 percent. Our 2017 earnings guidance assumes:

•	Reasonably normal weather across our utility service territories

•	The EnergySouth acquisition will be neutral to NEE per share in 2017

•	Spire STL Pipeline will contribute modestly to earnings per share while under construction
Our guidance also anticipates the issuance of 2.5 million shares in April 2017 (the beginning of our fiscal third quarter) in conjunction with the conversion of the equity units issued in 2014 as part of the Alagasco acquisition financing. The number of shares issued is based on the 20-day average volume-weighted price of our common stock leading up to the targeted settlement date in April 2017. The number of shares issued will range from 2.5 million to 3.1 million.
Spire capital expenditures for fiscal 2017 are expected to increase from $293 million in 2016 to approximately $410 million, with investment in our gas utilities increasing year-over-year to approximately $370 million. The significant increase in gas utility investment reflects the continued ramp-up of prudent infrastructure upgrades in both Missouri and Alabama, and the addition of capital expenditures for EnergySouth. The remainder of the increase reflects non-utility spend primarily for Spire STL Pipeline. We expect that over 70 percent of our fiscal 2017 utility capital spend will be recovered in rates with minimal lag under regulatory mechanisms in Missouri, Alabama and Mississippi. We anticipate that our capital spending for 2016 to 2020 will increase from $1.8 billion to at least $2.0 billion, driven by higher utility investment and construction of Spire STL Pipeline.
Dividend Increase
As a result of the strong performance in fiscal 2016 and expectations for continued growth, the board of directors of Spire increased the quarterly common stock dividend to $0.525 per share, an increase of 7.1 percent. This raises the annualized rate to $2.10 per share. This follows an increase of 6.5 percent in 2016. Spire has continuously paid a cash dividend since 1946, and 2017 will mark the 14th consecutive year that the annualized dividend has increased.
The dividend is payable January 4, 2017, to shareholders of record on December 12, 2016.
Regulatory Matters
Alabama
Under the rate-setting process in Alabama, Alagasco and Mobile Gas each made their annual RSE filings with the Alabama Public Service Commission (APSC) on October 26, 2016. The RSE filings present each utility’s budget for the fiscal year ending September 30, 2017. The filings include net income and a calculation of return on average common equity (ROE) for the year at 10.8 percent (plus a 5 basis-point adder applicable to Alagasco for achieving certain customer satisfaction rankings). Reflected in the filings are the anticipated costs of operations of their respective systems as well as a prudent level of investment to maintain and upgrade their infrastructure over the next year. The filings are currently being reviewed by the APSC, and we anticipate that new rates will be effective December 1, 2016.

Missouri
On September 30, Laclede Gas and MGE each filed a request with the Missouri Public Service Commission (MoPSC) to increase ISRS revenues by $5.0 million and $3.4 million, respectively. If approved by the MoPSC as filed, the additional amounts would bring the annual ISRS run rate for our Missouri Utilities to $43.7 million. ISRS allows for more timely regulatory recovery of prudent investments made by gas utilities to improve the integrity, safety and reliability of their distribution systems while reducing maintenance costs.
Laclede Gas and MGE are anticipating filing concurrent general rate cases with the MoPSC in mid-fiscal 2017 consistent with the MGE stipulation and agreement with the MoPSC. The general rate case process in Missouri can extend up to 11 months, and, under that schedule, a final stipulation and any resulting change in rates would be anticipated in fiscal 2018.
Conference Call and Webcast
Spire will host a conference call and webcast today to discuss its fiscal 2016 fourth quarter and full year financial results. To access the call, please dial the applicable number approximately 5-10 minutes prior to the start time.

Date and Time:	Tuesday, November 15
8 a.m. CT (9 a.m. ET)

Phone Numbers:	U.S. and Canada:	844-824-3832 412-317-5142
International:

The call will also be webcast in a listen-only format for the media and general public. The webcast can be accessed at SpireEnergy.com under the Investor Relations tab. A replay of the call will be available from 10 a.m. CT (11 a.m. ET) on November 15 until December 15 by dialing 877-344-7529 (U.S.), 855-669-9658 (Canada), or 412-317-0088 (international). The replay access code is 10095621. A replay of the webcast will be available at SpireEnergy.com.
About Spire
At Spire Inc. (NYSE: SR) we believe energy exists to help make people’s lives better. It’s a simple idea, but one that’s at the heart of our company. Every day we serve 1.7 million customers making us the fifth largest publicly traded natural gas company in the country. We help families and business owners fuel their daily lives through our gas utilities - Laclede Gas, Missouri Gas Energy, Alagasco, Mobile Gas and Willmut Gas. Our non-utility businesses, Laclede Energy Resources and Spire Natural Gas Fueling Solutions, provide energy solutions to other natural gas users. We are committed to transforming our business and pursuing growth by 1) growing our gas utility business through prudent infrastructure upgrades and organic growth initiatives, 2) acquiring and integrating gas utilities, 3) modernizing our gas assets, and 4) investing in innovation. Learn more at SpireEnergy.com.

Cautionary Statements on Forward-Looking Information and Non-GAAP Measures
This news release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Spire’s future operating results may be affected by various uncertainties and risk factors, many of which are beyond the Company’s control, including weather conditions, economic factors, the competitive environment, governmental and regulatory policy and action, and risks associated with recent and pending acquisitions. For a more complete description of these uncertainties and risk factors, see the Company’s Form 10-K for the fiscal year ended September 30, 2016, to be filed with the SEC later today.
This news release includes the non-GAAP financial measures of “net economic earnings,” “net economic earnings per share,” and “operating margin.” Management also uses these non-GAAP measures internally when evaluating the Company’s performance and results of operations. Net economic earnings exclude from net income the after-tax impacts of fair value accounting and timing adjustments associated with energy-related transactions. These adjustments, which primarily impact the Gas Marketing segment, include net unrealized gains and losses on energy-related derivatives resulting from the current changes in the fair value of financial and physical transactions prior to their completion and settlement, lower of cost or market inventory adjustments, and realized gains and losses on economic hedges prior to the sale of the physical commodity. In calculating net economic earnings, management also excludes from net income the after-tax impacts related to acquisition, divestiture, and restructuring activities, including costs related to the acquisition of Mobile Gas and Willmut Gas and the integration of MGE and Alagasco. Management believes that excluding these items provides a useful representation of the economic impact of actual settled transactions and overall results of ongoing operations. Operating margin adjusts operating income to include only those costs that are directly passed on to customers and collected through revenues, which are the wholesale cost of natural gas and propane and gross receipts taxes. These internal non-GAAP operating metrics should not be considered as an alternative to, or more meaningful than, GAAP measures such as operating income, net income, or earnings per share.

Consolidated Statements of Income - Unaudited
Spire Inc.
(In Millions, except per share amounts)

	Three months ended September 30,		Years ended September 30,
	2016	2015	2016	2015

Operating Revenues:
Gas Utility	$193.7	$203.2	$1,457.2	$1,891.8
Gas Marketing and other	85.6	1.0	80.1	84.6
Total Operating Revenues	279.3	204.2	1,537.3	1,976.4
Operating Expenses:
Gas Utility
Natural and propane gas	28.5	37.6	492.2	882.4
Other operation and maintenance expenses	99.8	99.1	377.5	390.6
Depreciation and amortization	35.4	33.2	136.9	129.9
Taxes, other than income taxes	25.7	22.2	125.2	142.1
Total Gas Utility Operating Expenses	189.4	192.1	1,131.8	1,545.0
Gas Marketing and other	97.6	20.6	123.2	158.9
Total Operating Expenses	287.0	212.7	1,255.0	1,703.9
Operating (Loss) Income	(7.7)	(8.5)	282.3	272.5
Other Income and (Income Deductions) - Net	4.8	(1.4)	8.6	1.2
Interest Charges:
Interest on long-term debt	17.4	16.6	67.6	66.6
Other interest charges	2.1	1.9	9.6	8.0
Total Interest Charges	19.5	18.5	77.2	74.6
Income (Loss) Before Income Taxes	(22.4)	(28.4)	213.7	199.1
Income Tax (Benefit) Expense	(8.2)	(9.7)	69.5	62.2
Net (Loss) Income	$(14.2)	$(18.7)	$144.2	$136.9

Weighted Average Number of Common Shares Outstanding:
Basic	45.5	43.2	44.1	43.2
Diluted	45.7	43.3	44.3	43.3

Basic Earnings (Loss) Per Share of Common Stock	$(0.31)	$(0.43)	$3.26	$3.16
Diluted Earnings (Loss) Per Share of Common Stock	$(0.31)	$(0.43)	$3.24	$3.16
Dividends Declared Per Share of Common Stock	$0.49	$0.46	$1.96	$1.84

Condensed Consolidated Balance Sheets - Unaudited
Spire Inc.
(In Millions)

	September 30,	September 30,
	2016	2015
ASSETS
Utility Plant	$4,793.6	$4,234.5
Less: Accumulated depreciation and amortization	1,506.4	1,307.0
Net Utility Plant	3,287.2	2,927.5
Non-utility Property	13.7	13.7
Goodwill	1,164.9	946.0
Other Investments	62.1	59.9
Other Property and Investments	1,240.7	1,019.6
Current Assets:
Cash and cash equivalents	5.2	13.8
Accounts receivable (net of allowance for doubtful accounts)	220.7	210.6
Delayed customer billings	1.6	2.6
Inventories	202.3	215.4
Other	139.8	87.7
Total Current Assets	569.6	530.1
Regulatory Assets and Other Deferred Charges	979.9	813.0
Total Assets	$6,077.4	$5,290.2

CAPITALIZATION AND LIABILITIES
Capitalization:
Common stock and paid-in capital	$1,221.5	$1,081.4
Retained earnings	550.9	494.2
Accumulated other comprehensive loss	(4.2)	(2.0)
Total Common Stock Equity	1,768.2	1,573.6
Long-term debt	1,833.7	1,771.5
Total Capitalization	3,601.9	3,345.1
Current Liabilities:
Current portion of long-term debt	250.0	80.0
Notes payable	398.7	338.0
Accounts payable	210.9	146.5
Advance customer billings	70.2	44.3
Accrued liabilities and other	231.5	245.0
Total Current Liabilities	1,161.3	853.8
Deferred Credits and Other Liabilities:
Deferred income taxes	607.3	482.1
Pension and postretirement benefit costs	303.7	253.4
Asset retirement obligations	206.4	159.2
Regulatory liabilities	130.7	119.3
Other	66.1	77.3
Total Deferred Credits and Other Liabilities	1,314.2	1,091.3
Total Capitalization and Liabilities	$6,077.4	$5,290.2

Condensed Consolidated Statements of Cash Flow - Unaudited
Spire Inc.
(In Millions)

	Years ended September 30,
	2016	2015
Operating Activities:
Net Income	$144.2	$136.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization, and accretion	137.5	130.8
Deferred income taxes and investment tax credits	68.8	65.5
Changes in assets and liabilities	(27.1)	(17.2)
Other	4.9	6.4
Net cash provided by operating activities	328.3	322.4

Investing Activities:
Capital expenditures	(293.3)	(289.8)
Acquisition of EnergySouth	(317.7)	—
Final payment for acquisition of Alagasco	—	(8.2)
Other	(1.7)	(0.7)
Net cash used in investing activities	(612.7)	(298.7)

Financing Activities:
Repayment of long-term debt	(80.0)	(34.8)
Issuance of long-term debt	245.0	35.0
Issuance of short-term debt - net	60.7	50.8
Issuance of common stock	137.1	3.1
Dividends paid	(85.2)	(79.0)
Other	(1.8)	(1.1)
Net cash provided by (used in) financing activities	275.8	(26.0)

Net Decrease in Cash and Cash Equivalents	(8.6)	(2.3)
Cash and Cash Equivalents at Beginning of Period	13.8	16.1
Cash and Cash Equivalents at End of Period	$5.2	$13.8

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Three Months Ended September 30, 2016
Net Income (Loss) (GAAP)	$(10.6)	$4.3	$(7.9)	$(14.2)	$(0.31)
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.2)	(2.8)	—	(3.0)	(0.06)
Lower of cost or market inventory adjustments	—	(0.4)	—	(0.4)	(0.01)
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.7)	—	(0.7)	(0.02)
Acquisition, divestiture and restructuring activities	0.7	—	3.4	4.1	0.09
Income tax effect of adjustments (1)	(0.1)	1.5	(1.3)	0.1	—
Weighted average shares adjustment	—	—	—	—	(0.01)
Net Economic Earnings (Loss) (Non-GAAP)	$(10.2)	$1.9	$(5.8)	$(14.1)	$(0.32)
Diluted EPS (GAAP)	(0.23)	0.09	(0.17)	(0.31)
Net Economic EPS (Non-GAAP) (2)	(0.23)	0.04	(0.13)	(0.32)

Three Months Ended September 30, 2015
Net Income (Loss) (GAAP)	$(13.2)	$0.6	$(6.1)	$(18.7)	$(0.43)
Adjustments, pre-tax:
Unrealized loss on energy-related derivatives	—	0.7	—	0.7	0.02
Lower of cost or market inventory adjustments	—	0.4	—	0.4	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(0.2)	—	(0.2)	(0.01)
Acquisition, divestiture and restructuring activities	1.4	—	1.9	3.3	0.08
Income tax effect of adjustments (1)	(0.6)	(0.3)	(0.7)	(1.6)	(0.04)
Net Economic Earnings (Loss) (Non-GAAP)	$(12.4)	$1.2	$(4.9)	$(16.1)	$(0.37)
Diluted EPS (GAAP)	$(0.30)	$0.01	$(0.14)	$(0.43)
Net Economic EPS (Non-GAAP) (2)	$(0.29)	$0.03	$(0.11)	$(0.37)

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation. Fiscal 2016 net economic earnings per share excludes the impact of the May 2016 equity issuance to fund a portion of the acquisition of EnergySouth. The weighted average diluted shares used in the net economic earnings per share calculation for the quarter ended September 30, 2016 was 43.5 compared to 45.7 in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Net Economic Earnings and Reconciliation to GAAP

(In Millions, except per share amounts)	Gas Utility	Gas Marketing	Other	Total	Per Diluted Share(2)
Year Ended September 30, 2016
Net Income (Loss) (GAAP)	$159.0	$7.1	$(21.9)	$144.2	$3.24
Adjustments, pre-tax:
Unrealized (gain) loss on energy-related derivatives	(0.3)	0.2	—	(0.1)	—
Lower of cost or market inventory adjustments	—	0.2	—	0.2	0.01
Realized gain on economic hedges prior to the sale of the physical commodity	—	(1.6)	—	(1.6)	(0.04)
Acquisition, divestiture and restructuring activities	2.3	—	6.9	9.2	0.21
Income tax effect of adjustments (1)	(0.7)	0.5	(2.6)	(2.8)	(0.06)
Weighted average shares adjustment	—	—	—	—	0.06
Net Economic Earnings (Loss) (Non-GAAP)	$160.3	$6.4	$(17.6)	$149.1	$3.42
Diluted EPS (GAAP)	$3.57	$0.16	$(0.49)	$3.24
Net Economic EPS (Non-GAAP) (2)	$3.67	$0.15	$(0.40)	$3.42

Year Ended September 30, 2015
Net Income (Loss) (GAAP)	$153.3	$4.1	$(20.5)	$136.9	$3.16
Adjustments, pre-tax:
Unrealized gain on energy-related derivatives	(0.1)	(2.7)	—	(2.8)	(0.07)
Lower of cost or market inventory adjustments (1)	—	0.4	—	0.4	0.01
Realized loss on economic hedges prior to the sale of the physical commodity	—	2.4	—	2.4	0.06
Acquisition, divestiture and restructuring activities	3.1	—	6.7	9.8	0.23
Gain on sale of property	(7.6)	—	—	(7.6)	(0.18)
Income tax effect of adjustments (1)	1.7	—	(2.5)	(0.8)	(0.02)
Net Economic Earnings (Loss) (Non-GAAP)	$150.4	$4.2	$(16.3)	$138.3	$3.19
Diluted EPS (GAAP)	$3.53	$0.10	$(0.47)	$3.16
Net Economic EPS (Non-GAAP) (2)	$3.47	$0.10	$(0.38)	$3.19

(1) Income taxes are calculated by applying federal, state, and local income tax rates applicable to ordinary income to the amounts of the pre-tax reconciling items.
(2) Net economic earnings per share is generally calculated by replacing consolidated net income with consolidated net economic earnings in the GAAP diluted EPS calculation. Fiscal 2016 net economic earnings per share excludes the impact of the May 2016 equity issuance to fund a portion of the acquisition of EnergySouth. The weighted average diluted shares used in the net economic earnings per share calculation for fiscal 2016 was 43.5 compared to 44.3 in the GAAP diluted EPS calculation.
Note: EPS amounts by segment represent contributions to Spire’s consolidated EPS.

Operating Margin and Reconciliation to GAAP

(In Millions)	Gas Utility	Gas Marketing	Other	Eliminations	Consolidated
Three Months Ended September 30, 2016
Operating revenues	$193.9	$55.4	$2.2	$27.8	$279.3
Natural and propane gas expense	43.7	46.8	0.2	29.3	120.0
Gross receipts tax expense	10.3	—	—	—	10.3
Operating margin (non-GAAP)	139.9	8.6	2.0	(1.5)	149.0
Depreciation and amortization	35.4	—	0.1	—	35.5
Other operating expenses	116.3	1.5	4.9	(1.5)	121.2
Operating (loss) income (GAAP)	$(11.8)	$7.1	$(3.0)	$—	$(7.7)

Three Months Ended September 30, 2015
Operating revenues	$203.2	$18.2	$0.9	$(18.1)	$204.2
Natural and propane gas expense	55.5	15.7	—	(17.9)	53.3
Gross receipts tax expense	10.0	—	—	—	10.0
Operating margin (non-GAAP)	137.7	2.5	0.9	(0.2)	140.9
Depreciation and amortization	33.2	—	0.2	—	33.4
Other operating expenses	111.5	1.4	3.3	(0.2)	116.0
Operating (loss) income (GAAP)	$(7.0)	$1.1	$(2.6)	$—	$(8.5)

Year Ended September 30, 2016
Operating revenues	$1,459.4	$78.5	$4.8	$(5.4)	$1,537.3
Natural and propane gas expense	539.7	60.7	0.2	(3.0)	597.6
Gross receipts tax expense	75.3	0.1	—	—	75.4
Operating margin (non-GAAP)	844.4	17.7	4.6	(2.4)	864.3
Depreciation and amortization	136.9	0.1	0.5	—	137.5
Other operating expenses	429.2	5.8	11.9	(2.4)	444.5
Operating income (loss) (GAAP)	$278.3	$11.8	$(7.8)	$—	$282.3

Year Ended September 30, 2015
Operating revenues	$1,895.8	$153.4	$3.7	$(76.5)	$1,976.4
Natural and propane gas expense	957.6	140.5	0.3	(75.5)	1,022.9
Gross receipts tax expense	96.1	0.2	—	—	96.3
Operating margin (non-GAAP)	842.1	12.7	3.4	(1.0)	857.2
Depreciation and amortization	129.9	0.3	0.6	—	130.8
Other operating expenses	437.6	5.6	11.7	(1.0)	453.9
Operating income (loss) (GAAP)	$274.6	$6.8	$(8.9)	$—	$272.5